Exhibit 5.1

July 27, 2015

Cathay General Bancorp

777 North Broadway

Los Angeles, California 90012

Re:     Registration Statement on Form S-3

Ladies and Gentlemen:

I am the General Counsel of Cathay General Bancorp, a Delaware corporation (the “Company”), and have acted as counsel to the Company in connection with the preparation of a registration statement on Form S-3 to be filed with the Securities and Exchange Commission (the “Registration Statement”) with respect to the registration under the Securities Act of 1933, as amended (the “Act”), of 2,000,000 shares of common stock, par value $0.01 per share, of the Company (the “Shares”), that have been reserved for issuance from time-to-time pursuant to the Company’s Dividend Reinvestment and Stock Purchase Plan (as amended and restated) (the “Plan”).

For the purpose of rendering this opinion, I have made such factual and legal examination as I deemed necessary under the circumstances, and in that connection I have examined, among other things, originals or copies of the following:

(1)	the Restated Certificate of Incorporation of the Company;

(2)	the Amendment to Restated Certificate of Incorporation of the Company;

(3)	the Amended and Restated Bylaws of the Company;

(4)	the Registration Statement;

(5)	the Plan;

(6)	such records of the corporate proceedings of the Company, and such other corporate records and documents that I considered necessary or appropriate for the purpose of rendering this opinion; and

(7)	such other certificates and assurances from public officials and officers of the Company that I considered necessary or appropriate for the purpose of rendering this opinion.

In connection with my examination, I have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies. I have further assumed (i) the Registration Statement has become effective under the Act, (ii) all Shares will be offered, issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement and (iii) there will be sufficient Shares authorized under the Company’s organizational documents and not otherwise reserved for issuance.

On the basis of the foregoing examination, and in reliance thereon, and subject to the assumptions, limitations and qualifications set forth herein, I am of the opinion that the Shares, when issued against payment therefor and pursuant to and in accordance with the provisions of the Plan, will be legally issued, fully paid and non-assessable.

This opinion is based on my review of, and I express no opinion as to the laws of any jurisdiction other than, the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing), and is limited to the facts as they presently exist. I undertake no obligation to advise you as a result of developments occurring after the date hereof or as a result of facts or circumstances brought to my attention after the date hereof.

I consent to the filing of this opinion as an exhibit to the Registration Statement, and I further consent to the use of my name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, I do not admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ LISA L. KIM
General Counsel